Exhibit 5.2
June 12, 2018
SUPERVALU INC.
SUPERVALU Enterprises, Inc.
11840 Valley View Road
Eden Prairie, MN 55344-3691

RE: Reorganization Merger - Tax Opinion
Ladies and Gentlemen:
SUPERVALU INC. (“SUPERVALU” or the “Company”) and SUPERVALU Enterprises, Inc. (“SUPERVALU Enterprises”) have requested PricewaterhouseCoopers LLP’s (“PwC, “we” or “our”) opinion with respect to specific U.S. federal income tax consequences to the U.S. holders of SUPERVALU shares from the reorganization merger (“Reorganization Merger”) described in the Preliminary Proxy Statement/Prospectus (i) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by SUPERVALU Enterprises and (ii) filed with the SEC by SUPERVALU pursuant to Section 14(a) of the Securities Exchange Act of 1934, each on June 12, 2018 (the “Proxy Statement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Proxy Statement.
In connection with our opinion, we have read draft originals or copies of the Agreement and Plan of Merger, the Proxy Statement and such other documents, certificates and records as provided by the Company and as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization Merger will be consummated in accordance with the documents, including the Agreement and Plan of Merger, the Proxy Statement and such other documents, certificates and records.
For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.
In rendering our opinion, we also have relied upon representations of officers of SUPERVALU set forth in SUPERVALU officer certificates dated the date hereof (the “Representation Letters”) and have assumed that such representations are and will continue to be correct as of the effective time of the Reorganization Merger without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, documents, and agreements set forth above and the representations made by the Company set forth in the Representation Letters.
Because we are rendering our opinion prior to the effective time of the Reorganization Merger and will not be required to issue an opinion at such effective time, we have assumed that neither the

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facts, documents, agreements, or representations, nor the applicable law will change between the date hereof and such effective time. PwC does not undertake, and expressly disclaims, any obligation to monitor the facts, documents, agreements or representations, or the applicable law upon which our opinion is based or any changes thereto from and after the date of this letter.
In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth herein or in the Proxy Statement, the Agreement and Plan of Merger, or the Representation Letters, could affect our conclusions.
An opinion of a tax advisor is not binding on the Service or any taxing authority or court. No assurance can be given that the Service or any other taxing authority would not assert, or that a court would not sustain, a position contrary to this opinion. In addition, no exceptions (including the reasonable cause exception) are available for any federal or state penalties imposed if any portion of a transaction is determined to lack economic substance or fails to satisfy any similar rule of law, and our advice will not protect you from any such penalties.
Based on (a) the facts and documents described above and in the Proxy Statement; (b) the Representation Letters executed by the management of SUPERVALU; and (c) existing provisions of the Code, Treasury Regulations, Internal Revenue Service announcements, published positions and private letter rulings, and court decisions in effect as of the date of this opinion and (d) subject to the limitations and qualifications described herein and in the Proxy Statement, it is our opinion that for U.S. federal income tax purposes:
The Reorganization Merger will qualify either as a “reorganization” within the meaning of Section 368(a) of the Code or an exchange described in Section 351 of the Code. Accordingly, the material U.S. federal income tax consequences of the Reorganization Merger to U.S. holders of SUPERVALU shares will be as follows:

•	a U.S. holder who receives SUPERVALU Enterprises common stock in exchange for SUPERVALU common stock pursuant to the Reorganization Merger will not recognize gain or loss;

•
the aggregate tax basis of the SUPERVALU Enterprises common stock received pursuant to the Reorganization Merger will be the same as the aggregate tax basis of the SUPERVALU common stock exchanged therefor; and

•
the holding period of the SUPERVALU Enterprises common stock received in exchange for SUPERVALU common stock pursuant to the Reorganization Merger will include the holding period of the SUPERVALU common stock exchanged therefor.

Our opinion is based upon facts, documents, agreements and representations that have been included or referenced herein and the assumption that such information is accurate, true, and authentic. The opinion does not address any matters or transactions whatsoever unless all are/were consummated

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T: 612-596-6000 , www.pwc.com

as described herein without waiver or breach of any material provision thereof or if any of the assumptions set forth herein are not true and accurate at all relevant times. In the event any of the facts, documents, agreements or representations are incorrect, in whole or in part, one or more of the conclusions reached in this opinion might be adversely affected.
No assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion stated herein. PwC undertakes no responsibility to advise you or anyone else of any new developments in the application or interpretation of the applicable tax laws.
Further, the opinion is limited to the matters specifically addressed herein and does not address other potential federal, state, local, foreign or other tax consequences (or the potential application of tax penalties) to any matter other than as set forth herein. In addition, PwC expresses no opinion on non-tax matters, including issues arising under corporate or securities laws.
We are furnishing this opinion solely in connection with the filing of the Proxy Statement. This opinion is expressed as of the date hereof, and, as above, we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any fact, document, agreement or representation relied upon herein that becomes incorrect or untrue.
We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement. We also consent to the reference to this opinion in the Proxy Statement under the heading “Material U.S. Federal Income Tax Consequences” and to the discussion of this opinion in such section. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission.
Best Regards,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 45 South Seventh Street, Suite 3400, Minneapolis, MN 55402
T: 612-596-6000 , www.pwc.com